Exhibit 99.1

2021 Cabot Blvd. West Langhorne, PA 19047 • Ph: 267-775-8100

PRESS RELEASE:

Power Medical Interventions, Inc. Reports
Third Quarter 2008 Financial Results

Company Initiates Restructuring Plan

Langhorne, PA — November 6, 2008 — Power Medical Interventions®, Inc. (NASDAQ: PMII), a leader in developing and commercializing Intelligent Surgical Instruments™, today announced financial results for the third quarter ended September 30, 2008.  The Company also announced today that it is implementing a restructuring plan to reduce operational expenses.

The third quarter was highlighted by the achievement of several key milestones.  The Company signed a License and Development and a Supply Agreement with Intuitive Surgical, Inc. under which Intuitive Surgical, with technical support from PMI, will develop a surgical stapling device incorporating PMI’s proprietary technology, to be marketed and sold by Intuitive. The surgical attachment will enable Intuitive Surgical’s da Vinci® Surgical Systems to transect and staple tissue in a broad array of surgical applications. Power Medical received an upfront license payment and will receive additional payments based upon completion of milestones.  Once commercialized, PMI will be the exclusive supplier of surgical stapling reloads to Intuitive Surgical, Inc.

Additionally, the Company completed the installation of its Reload Automation Machine (RAM) which can be used to assemble the Company’s reloads at high volume and high yields.  PMI also brought the banded articulating i60, i45 and i45V Intelligent Surgical Instruments™ to market.  During the quarter, the Company achieved higher revenues and gross margins with reload revenues growing 114% sequentially and gross margins improving to 24% in the quarter.  Lastly, the Company believes that the restructuring plan will help to improve its future operating performance.

Michael Whitman, Chief Executive Officer, commented, “The increase in reload revenues for the quarter is evidence of the continued demand for innovative, cost effective products that meet the rigorous demands of  surgery.  Reload revenue continues to be strong in the early part of the fourth quarter, which gives us confidence that we can expect additional growth for the remainder of the year.   We are seeing continued improvement in product performance and yield as PMI’s “Quality is Caring” program continues. We have also made a difficult but appropriate decision to restructure, significantly lower our operating expenses, and better position PMI to succeed in fulfilling our strategic objectives without the immediate need to raise capital.”

Mr. Whitman, added, “PMI achieved other significant milestones during the third quarter such as the use of PMI’s proprietary Natural Orifice Linear Cutter 60 (iNOLC 60) to perform what is believed to be the world’s first transvaginal partial gastrectomy.  This natural orifice approach could lead to shorter hospital stays, less pain and fewer complications for patients.  Another first was the use of PMI’s recently launched i60 Mid Cut Reload which has been utilized in a minimally invasive procedure for bariatric surgery.  Our exclusive and patented i60 Mid Cut Reload enables a minimally invasive bariatric procedure which can take as little as 30 minutes to perform and may be reversible because the stomach is not removed.  Should the long term outcomes support this approach, this procedure, may take the place of sleeve gastrectomy in the bariatric surgeons armamentarium in the fight against obesity.  The Mid Cut may also be utilized in the emerging field of metabolic surgery for the treatment of type II diabetes.  Lastly, the i45V, our first vascular stapler, was launched in the quarter and has been successfully utilized on Video Assisted Thoracoscopic Surgical Procedures on pulmonary arteries and veins, giving the surgeon much greater stability at this critical application than is possible with manual staplers.  These are just three examples of the enabling aspects of Intelligent Surgical Instruments.”

Financial Results

Sales in the three months ended September 30, 2008 were $2.2 million compared to $1.7 million in sales during for the third quarter of 2007, an increase of 32%.   Reload revenue, which is a key driver of the Company’s revenue model, was $948,000 in the third quarter of 2008, compared to $444,000 in the second quarter, a sequential increase of 114%. Third quarter 2008 reload sales were positively affected by the recent successful launches of the enhanced i60 and i45 instruments.

The Company’s gross margin was $541,000 or 24% of sales in the three months ended September 30, 2008 compared to a gross margin of $420,000 or 25% during the corresponding period in 2007.  Sequentially, gross margins improved to 24% of revenues in the third quarter of 2008 compared to (40)% of revenues in the second quarter of 2008.  The Company expects gross margins to continue to improve over the next several quarters.

Operating expenses in the three months ended September 30, 2008 increased by 18% to $9.2 million from $7.8 million during the corresponding period in 2007. On a sequential basis, operating expenses decreased 9%, from $10.1 million in the second quarter of 2008.  Third quarter 2008 domestic and international sales and marketing expenses increased 28% to $5.1 million compared to the third quarter 2007, but decreased 14% compared to the second quarter of 2008.  Research and development expenses for the third quarter of 2008 decreased 15% to $1.5 million from $1.8 million in the corresponding 2007 period.  General and administrative expenses for the third quarter of 2008 increased 29% to $2.6 million from $2.0 million in the corresponding period of 2007, but declined 2% compared to the second quarter of 2008. Operating expenses for the third quarter of 2008 include non-cash stock compensation expense of approximately $513,000 compared with $459,000 in the second quarter of 2008.

Net loss applicable to common shareholders for the three months ended September 30, 2008 was $9.3 million, or $(0.54) per basic and diluted share, compared to net loss applicable to common shareholders of $10.5 million or $(2.78) per basic and diluted share for the corresponding period in 2007. The Company’s unrestricted cash and cash equivalents balance as of September 30, 2008 was approximately $15.9 million.

Restructuring Plan

The Company has initiated a restructuring plan comprised of three principal elements; a reduction in the cash burn rate, a refocusing of the Company’s sales and marketing efforts on the iSeries family of wireless Intelligent Surgical Instruments™, and a reduction of R&D spending.  R&D will have a more near term focus with the primary focus being on the collaboration with Intuitive Surgical, Inc.

Mr. Whitman added, “Given the economic environment, we believe that the restructuring plan was necessary.  It is important to note that the plan does not impact the company’s domestic sales force.  The Company believes that it is now well positioned to increase revenues and to meet the future milestones of our development agreement with Intuitive.  Increasing revenues coupled with the significant reductions in our cash burn rate from our restructuring initiative, will help us to achieve a more secure financial position.”

As a result of this action, Power Medical will reduce the Company’s headcount and will take a restructuring charge in the fourth quarter. The restructuring, expected revenue increases and the first anticipated milestone payment from our licensing agreement with Intuitive Surgical, Inc., should provide the Company with adequate capital through the end of 2009.

Outlook

The Company is maintaining its previously announced guidance of sales for 2008 to be in the range of $10 to $14 million.  Based upon achieving these revenues, the Company anticipates a loss from operations in 2008 of $36 to $39 million, excluding the restructuring charge to be recognized in the fourth quarter.

About Power Medical Interventions, Inc.:

Power Medical Interventions®, Inc. is a pioneer in the design, development and manufacturing of computer-assisted, power-actuated surgical stapling products. PMI’s Intelligent Surgical Instruments™ enable less invasive surgical techniques that benefit surgeons, patients, hospitals and healthcare networks.  PMI manufactures durable recyclable technology to reduce medical waste and help keep the planet clean.  The Company was founded in 1999, and is headquartered in Langhorne, PA with additional offices in Germany, France, and Japan. To learn more about Power Medical Interventions, Inc. and its products, please visit www.pmi2.com.

Safe Harbor Statement

Statements included in this press release which are not historical in nature, including statements about the company’s expected results of operations  for 2008, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. When used in this press release the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements. Important factors that could cause actual results to differ include those identified under the heading “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as the following: we have a limited operating history and have sustained net losses in each year since our inception, which are likely to continue at least through 2008 as we continue to invest in the development of our business; we must increase our sales significantly in order to become profitable and are dependent in doing so on the success of our SurgASSIST platform and in particular of our newly released i60 and iDrive next generation products; we cannot be certain that our SurgASSIST platform will achieve the broad market acceptance necessary to develop a sustainable and profitable business; it may be more difficult than we anticipate to reduce our operating expenses in the near term, and our expense reduction initiatives may adversely affect our ability to execute our business plan; we will need substantial additional funding and we may be unable to raise capital when needed, which will force us to delay, reduce or eliminate our product development programs or commercialization efforts, or curtail or suspend our operations;  to successfully implement our business strategy, we will be required to develop and release new products and to enhance our existing products on a timely basis, and in the past, we have experienced delays in releasing new products and any future product development delays could adversely affect our results of operations; we have limited manufacturing experience and have encountered significant manufacturing difficulties in the recent past, and we may not be able to increase our production to provide an adequate supply of our products to customers; in order to achieve and sustain profitability, we must substantially improve our gross margins, and we cannot assure you that we will be able to achieve sufficient cost reductions in the manufacture of our products to achieve profitability; and we need to make significant improvements in our regulatory compliance operations and in our internal control over financial reporting as well as other improvements to our management, finance, technical and regulatory personnel, systems and facilities in order to support our expected growth.

The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Company Contacts:

Power Medical Interventions, Inc.
John P. Gandolfo, Chief Financial Officer
267-775-8100.

FD
Evan Smith, CFA
Evan.smith@fd.com
212-850-5606

Power Medical Interventions, Inc.
Consolidated Balance Sheets

	September 30, 2008	December 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,883,961	$36,592,220
Restricted cash	875,000	1,750,000
Accounts receivable less allowance of $104,000 and $120,000 in 2008 and 2007, respectively	1,616,620	1,514,776
Inventory	9,008,727	7,371,205
Prepaid expenses and other current assets	1,428,519	1,178,493
Total current assets	28,812,827	48,406,694
Property and equipment, net	4,696,139	4,713,010
Intangible assets, net	1,110,163	965,303
Deferred financing fees	850,673	1,276,010
Other assets	232,711	261,862
Restricted cash, long term	1,328,917	2,350,071
Total assets	$37,031,430	$57,972,950

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,380,525	$4,422,198
Accrued expenses	3,422,209	4,506,748
Current portion of long-term debt	69,230	69,230
Total current liabilities	6,871,964	8,998,176

Long-term debt, net of current portion	24,877,939	24,742,891
Deferred revenue	12,500,000	—
Deferred rent, net of current portion	551,089	691,873
Total liabilities	44,800,992	34,432,940

Shareholders’ equity:
Common stock, $.001 par value:
Authorized shares—200,000,000 at September 30, 2008 and December 31, 2007, respectively; issued and outstanding shares 17,124,313 and 17,107,052 at September 30, 2008 and December 31, 2007, respectively	17,124	17,107
Additional paid-in capital	199,219,594	197,733,981
Accumulated other comprehensive (loss)	(136,379)	(300,184)
Accumulated deficit	(206,869,901)	(173,910,894)
Total shareholders’ equity (deficit)	(7,769,562)	23,540,010
Total liabilities and shareholders’ equity (deficit)	$37,031,430	$57,972,950

Power Medical Interventions, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Sales	$2,242,637	$1,701,127	$6,626,248	$5,893,744
Cost of sales	1,701,175	1,281,410	7,276,590	4,581,337
	541,462	419,717	(650,342)	1,312,407
Costs and expenses:
Research and development	1,539,139	1,820,676	4,629,670	4,373,862
Sales and marketing	5,104,859	3,977,684	17,862,358	11,087,967
General and administrative	2,578,688	2,005,227	8,214,130	6,331,109
	9,222,686	7,803,587	30,706,158	21,792,938
Operating loss	(8,681,224)	(7,383,870)	(31,356,500)	(20,480,531)

Other income (expense):
Interest income	58,058	198,553	342,568	564,051
Interest expense	(644,657)	(1,084,034)	(1,945,075)	(2,176,348)
Total other income (expense)	(586,599)	(885,481)	(1,602,507)	(1,612,297)
Net loss	$(9,267,823)	$(8,269,351)	$(32,959,007)	$(22,092,828)

Accretion of preferred stock	—	(2,259,411)	—	(6,786,913)
Net loss applicable to common shares	$(9,267,823)	$(10,528,762)	$(32,959,007)	$(28,879,741)
Net loss per common share:
Basic and diluted	$(0.54)	$(2.78)	$(1.93)	$(7.59)
Weighted average number of common shares outstanding:
Basic and diluted	17,124,313	3,782,405	17,113,665	3,805,800